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                                                              EXHIBIT 99





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FOR ADDITIONAL INFORMATION CONTACT:
Alison van Harskamp, Vice President & Director of Communications
Susquehanna Bancshares, Inc., (717) 625-6260, communications@susqbanc.com

SUSQUEHANNA BANCSHARES, INC. ANNOUNCES NEW BOARD APPOINTMENTS

FOR IMMEDIATE RELEASE: LITITZ, PA, September 20, 2002:
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Susquehanna Bancshares, Inc., (Susquehanna) (NASDAQ: SUSQ - news) and William J.
Reuter, Chairman, President and Chief Executive Officer, are pleased to announce that Susquehanna's board of directors appointed Bruce A. Hepburn and M. Zev Rose to the company's board, effective September 18, 2002. Additionally, both Hepburn and Rose will stand for election to a three-year board term at Susquehanna's
2003 annual shareholders meeting.

Hepburn is currently self-employed as a Certified Public Accountant. Previously, he was President and Part Owner of Tatco, Inc., Leola, Pa., and Vice President, Treasurer and Secretary of Woodstream Corporation, Lititz, Pa. He also serves as a director for Susquehanna's subsidiaries Farmers First Bank and Susquehanna Trust & Investment Company, both headquartered in Lititz, Pa.

"Susquehanna is pleased to have Mr. Hepburn serve on our board of directors, as well as on the board's Audit Committee," says Susquehanna Chairman, President and CEO William J. Reuter. "His extensive business and accounting background complements the diversity and expertise of our board."

Hepburn received his bachelor's degree from Hope College, Holland, Mich., and his MBA from the Graduate School of Business, University of Michigan, Ann Arbor, Mich., where he was the recipient of the William A. Paton Scholarship in Accounting.

Currently, Hepburn serves on the board of directors for Hospice of Lancaster County. He lives in Lancaster, Pa.

Rose is President of the law firm of Sherman, Silverstein, Kohl, Rose & Podolsky, Pennsauken, N.J. During his career, Rose served as Law Secretary to the Honorable Mitchell H. Cohen, U.S. District Court, District of New Jersey; Assistant Camden City Solicitor; Camden City Prosecutor; and Assistant Camden County Counsel. He is a member of the Camden County, New Jersey State and American Bar Associations. He also serves as a director for Susquehanna's subsidiary Equity Bank, Marlton, N.J.

Rose received his bachelor's degree in economics from the Wharton School of Business, University of Pennsylvania, Philadelphia, Pa., and received his Juris Doctor degree from Rutgers University School of Law, Camden, N.J.

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                                 Susquehanna Bancshares/New Board Members/2 of 2

Currently, Rose is Solicitor for the Jewish Federation of Southern New Jersey and President of the Jewish Senior Housing and Healthcare Service. He lives in Cherry Hill, N.J.

"Mr. Rose is a welcome addition to our board," Reuter says. "His professional accomplishments and community involvement speak to the depth of character we seek in our board members. I am confident that both Mr. Rose's and Mr. Hepburn's commitment to serve will benefit Susquehanna and its shareholders, employees and customers."

Susquehanna Bancshares, Inc. is a financial holding company operating in multiple states and is composed of eight banks, two leasing companies, a credit life reinsurance company, a trust and investment company, an asset management company, and a property and casualty insurance brokerage with combined assets of over $5.3 billion. Susquehanna provides financial services through its subsidiaries at over 150 locations in the mid-Atlantic region. Investor information may be requested on Susquehanna's Web site at www.susqbanc.com.

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